Contact:  William P. Ryder
(713) 296-3912



FOR IMMEDIATE RELEASE

USX - MARATHON GROUP 1999 CAPITAL, INVESTMENT
AND EXPLORATION BUDGET SET AT $1.522 BILLION


     PITTSBURGH, Jan. 26--USX Corporation has approved a 1999 Marathon Group capital, investment and exploration budget of $1.522 billion, Thomas J. Usher, chairman and chief executive officer, announced today. Usher commented, "This 1999 spending plan focuses on meeting our growth profile in producing volumes
and also increasing the level of activity in our downstream operations.   I want
to emphasize, however, that spending will be tailored to reflect industry conditions and other financial considerations."
     Victor G. Beghini, vice chairman-Marathon Group and president of Marathon Oil Company, noted that this year's budget will follow up on the strategic accomplishments of 1998 in particular with respect to the upstream acquisition of Tarragon Oil and Gas Limited in Canada and the downstream integration activities of Marathon Ashland Petroleum LLC (MAP). Beghini added, "We will continue to grow the business by bringing important new projects on stream in 1999, and continue to gain efficiencies in MAP. Marathon's capital, investment and exploration program will be adjusted, if necessary, to insure that it is fully funded from internally generated funds."
     The Group's capital and investment program of $1.311 billion includes $675 million for production activities, $579 million for refining, marketing and transportation and $50 million for other energy related businesses. Actual capital and investment expenditures in 1998 totaled $2.255 billion, which includes the acquisition of Tarragon for $1.060 billion. The worldwide exploration budget for 1999 amounts to $211 million, compared to 1998 expenditures of $238 million, with 69 percent dedicated to North American new ventures and prospects.
     In North America, upstream capital spending is planned at $486 million compared to $560 million in 1998 exclusive of the Tarragon acquisition.
Spending in 1999 includes the Green Canyon 112 (Stellaria) development in the Gulf of Mexico and an emphasis on natural gas developments in East Texas and
other gas basins throughout the western United States and Canada.   Canadian
capital spending assumes a full year of work in Marathon's newly acquired Canadian assets.
     Outside North America, capital and investment plans total $189 million, compared to $165 million in 1998, primarily devoted to offshore Gabon, where the Tchatamba South field is scheduled to begin production in the third quarter as well as the Sakhalin II Phase I development, which also is scheduled to come on stream in the third quarter.
     Worldwide production is expected to continue its growth profile with 1999 liquid hydrocarbon production averaging about 230,000 barrels per day (bpd), up 34,000 bpd over 1998, and natural gas production averaging about 1.38 billion cubic feet of gas per day, up 140 million cubic feet per day over 1998.
     Downstream capital spending, which includes MAP expenditures at 100 percent, is budgeted at $579 million compared to 1998 expenditures of $437 million. This year's budget includes MAP components with $186 million for refining operations, $253 million for marketing and another $124 million for supply and transportation related activities. At the Garyville, Louisiana refinery, construction of polymer grade propylene facilities is scheduled to be completed and operating by late third quarter of this year. Marathon has a 62 percent interest in MAP.
     Marathon Oil Company is a part of the USX-Marathon Group (NYSE: MRO), a unit of USX Corporation.
                           * * * * *
This release contains forward-looking statements with respect to expected capital, investment and exploration expenditures, liquid hydrocarbon and natural gas production, and commencement of production from new fields. This forward-looking information is based on certain assumptions including (among others) production levels, prices, worldwide supply and demand for petroleum products, regulatory constraints, production decline rates of mature fields, timing and results of future development drilling, levels of company cash flow, and other geological operating and economic considerations. This forward-looking information may prove to be inaccurate and actual results may differ significantly from those presently anticipated. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, USX has included in the Annual Report on Form 10-K, for the period ending December 31, 1997, and subsequent quarterly reports, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ from those set forth in forward-looking statements.